Exhibit 99.1

Contact: Charity Frantz
July 20, 2023	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND ANNOUNCES SECOND QUARTER 2023 UNAUDITED FINANCIAL RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and six-month periods ended June 30, 2023. C&N’s principal activity is community banking, and the largest subsidiary is Citizens & Northern Bank (the “Bank”).

Highlights:

●	Second quarter 2023 net income of $6,043,000, or $0.39 diluted earnings per share. Net income for the six months ended June 30, 2023 of $12,296,000, or $0.80 diluted earnings per share.
●	Total loans receivable increased $69.4 million, or 15.9% (annualized) at June 30, 2023 from March 31, 2023. Average loans receivable increased 14.4% (annualized) during the second quarter 2023 from the first quarter 2023. Average loans receivable were higher by 12.0% for the six months ended June 30, 2023 as compared to the first six months of 2022.
●	Nonperforming loans totaled 0.77% of total loans at June 30, 2023, down from 0.81% at March 31, 2023 and 1.46% at December 31, 2022. Total nonperforming assets was 0.58% of total assets at June 30, 2023, down from 0.60% at March 31, 2023 and 1.04% at December 31, 2022.
●	Total deposits increased $94.1 million at June 30, 2023 from March 31, 2023, including an increase in brokered deposits of $55.5 million. Total deposits, excluding brokered deposits, were higher by 8.1% (annualized) from March 31, 2023. Average total deposits increased 3.6% (annualized) during the second quarter 2023 from the first quarter 2023. Average total deposits were 0.4% lower for the six months ended June 30, 2023 as compared to the first six months of 2022.
●	At June 30, 2023, estimated uninsured and uncollateralized deposits totaled 21.4% of the Bank’s total deposits. C&N maintains highly liquid sources of available funds, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia and available federal funds lines with other banks, as well as available-for-sale debt securities with a fair value in excess of collateral obligations. At June 30, 2023, available funding from these sources totaled 181.6% of uninsured deposits and 254.1% of uninsured and uncollateralized deposits.

Dividend Declared and Unaudited Financial Information

On July 20, 2023, C&N’s Board of Directors declared a regular quarterly cash dividend of $0.28 per share. The dividend is payable on August 11, 2023 to shareholders of record as of July 31, 2023.

Highlights related to C&N’s second quarter and June 30, 2023 year-to-date unaudited U.S. GAAP earnings results as compared to results for the first quarter 2023, second quarter 2022 and six months ended June 30, 2022 are presented below.

Second Quarter 2023 as Compared to First Quarter 2023

Net income was $6,043,000, or $0.39 per diluted share, for the second quarter 2023 as compared to $6,253,000, or $0.40 per diluted share, in the first quarter 2023.

●	Net interest income of $20,362,000 in the second quarter 2023 was down $419,000 from the first quarter 2023. The net interest margin was 3.53% in the second quarter 2023, down from 3.71% in the first quarter

2023. The net interest spread decreased 0.32%, as the average rate on interest-bearing liabilities increased 0.50%, while the average yield on earning assets increased 0.18%.

●	The provision for credit losses was $812,000 as compared to a credit for credit losses (reduction in expense) of $352,000 in the first quarter 2023. The provision in the second quarter 2023 resulted mainly from an increase in the allowance for credit losses (ACL) attributable to commercial loan growth, while the credit for credit losses in the first quarter 2023 included the impact of reductions in the ACL due to a reduction in C&N’s historical net charge-off experience and an improvement in an external index based on commercial real estate values used in the calculation of the ACL.

●	Noninterest income totaled $6,635,000 in the second quarter 2023, up $1,026,000 from the first quarter 2023 total. Other noninterest income of $1,587,000 increased $816,000 from the first quarter 2023, including income of $721,000 recognized in the second quarter from tax credits related to donations with no corresponding amount recognized in the first quarter.

●	Noninterest expense of $18,722,000 in the second quarter 2023 decreased $365,000 from the first quarter 2023 amount. Significant variances included the following:

➢	Salaries and employee benefits expense of $10,777,000 decreased $650,000 from the first quarter 2023, including a decrease in cash and stock-based incentive compensation expense of $482,000 based on an updated estimate of C&N’s interim results compared to earnings and other performance indicators used to determine incentive awards.

➢	Professional fees of $564,000 decreased $373,000. In the first quarter 2023, professional fees expense included $389,000 from conversion costs related to a change in C&N’s Wealth Management platform for providing brokerage and investment advisory services, with no corresponding charges in the second quarter.

➢	Other noninterest expense of $3,359,000 increased $852,000 from the first quarter 2023. Within this category, significant variances included the following:

◾	Donations expense increased $761,000, reflecting the impact of donations totaling $800,000 made under the Pennsylvania Educational Improvement Tax Credit program in the second quarter which generated the income from tax credits of $721,000 noted above.
◾	FDIC insurance expense totaled $386,000 in the second quarter 2023, an increase of $218,000 over the first quarter 2023 amount. The increase in expense reflects an increase of 0.02% in the base deposit insurance assessment rate schedules applicable to all FDIC-insured banks.
◾	There was a reduction in expense in the second quarter 2023 related to other operational losses of $82,000 as compared to expense of $206,000 in the first quarter. The reduction in the second quarter 2023 included recoveries and reductions in accruals previously recognized related to check fraud and Trust Department tax-related compliance matters.

Second Quarter 2023 as Compared to Second Quarter 2022

Second quarter 2023 net income was $6,043,000, or $0.39 per diluted share, as compared to $7,489,000, or $0.48 per diluted share, in the second quarter 2022. Significant variances were as follows:

●	Net interest income of $20,362,000 in the second quarter 2023 was higher than the second quarter 2022 total by $737,000. The increase in net interest income was mainly driven by loan growth, as average earning assets increased $131,391,000, with an increase in average loans of $198,967,000, or 12.5%, while the average amortized cost balance of available-for-sale debt securities decreased $49,013,000 and average interest-bearing due from banks decreased $17,567,000. Average total deposits decreased $14,586,000, or

0.7%, while average total borrowed funds increased $140,333,000. The net interest margin was 3.53% in the second quarter 2023, down from 3.62% in the second quarter 2022. The interest rate spread decreased 0.49%, as the average rate on interest-bearing liabilities increased 1.41%, while the average yield on earning assets increased 0.92%.

●	The provision for credit losses of $812,000 in the second quarter 2023 exceeded the second quarter 2022 amount by $504,000. The provision in the second quarter 2023 resulted mainly from an increase in the ACL attributable to commercial loan growth, while the lower second quarter 2022 provision included the impact of a net reduction related to specific loans of $271,000.

●	Noninterest income of $6,635,000 in the second quarter 2023 decreased $195,000 from the second quarter 2022 amount. Significant variances included the following:

➢	Brokerage and insurance revenue of $365,000 decreased $201,000 from the second quarter 2022, due to lower volume of new transactions.

➢	Loan servicing fees, net, of $190,000 decreased $168,000, as the fair value of servicing rights decreased $12,000 in the second quarter 2023 as compared to an increase of $150,000 in the second quarter 2022.

➢	Net gains from sale of loans of $139,000 decreased $81,000 from the second quarter 2022, reflecting a reduction in volume of residential mortgage loans sold.

➢	Other noninterest income of $1,587,000 increased $131,000 from the second quarter 2022, including dividends on FHLB-Pittsburgh stock totaling $290,000, an increase of $131,000 from the second quarter 2022.

➢	Trust revenue of $1,804,000 increased $89,000, consistent with recent appreciation in the trading prices of many U.S. equity securities.

●	Noninterest expense of $18,722,000 in the second quarter 2023 increased $1,683,000 from the second quarter 2022 amount. Significant variances included the following:

➢	Other noninterest expense of $3,359,000 increased $928,000 from the second quarter 2022. Within this category, significant variances included the following:
◾	Legal fees totaled $327,000 in the second quarter 2023, an increase of $236,000 over the second quarter 2022 total, mainly due to fees incurred related to non-litigation-related corporate matters.
◾	FDIC insurance expense increased $224,000, reflecting the impact of the increase in base deposit insurance assessment rate previously described.
◾	The reduction in expense related to other operational losses of $82,000 in the second quarter 2023, as previously described, was a lesser benefit by $158,000 as compared to a reduction in other operational losses of $240,000 in the second quarter 2022. The reduction in expense in the second quarter 2023 was related to check fraud and Trust Department tax-related compliance matters while most of the reduction in the second quarter 2022 was related to Trust Department tax compliance matters.
➢	Salaries and employee benefits expense of $10,777,000 increased $512,000 from the second quarter 2022, including an increase in base salaries expense of $555,000, or 8.0%. The increase in base salaries expense includes the effects of annual merit-based increases and an increase of 7 full-time employees to 412 at June 30, 2023 from 405 at June 30, 2022.

➢	Data processing and telecommunications of $1,900,000 increased $180,000 from the second quarter 2022, including the impact of increases in software licensing and maintenance costs as well as costs related to enhancements of data management capabilities.

➢	Professional fees of $564,000 increased $84,000, mainly due to increased costs related to commercial loan-related external credit reviews.

Six Months Ended June 30, 2023 as Compared to Six Months Ended June 30, 2022

Net income for the six-month period ended June 30, 2023 was $12,296,000, or $0.80 per diluted share, as compared to $14,384,000, or $0.92 per diluted share, for the first six months of 2022. Significant variances were as follows:

●	Net interest income totaled $41,143,000 in the six months ended June 30, 2023, an increase of $1,186,000 over the total for the first six months of 2022. Average earning assets increased $131,499,000, with an increase in average loans of $188,542,000, or 12.0%, while interest-bearing due from banks decreased $34,926,000 and the average amortized cost balance of available-for-sale debt securities decreased $21,227,000. Average total deposits decreased $7,609,000, or 0.4%, while average total borrowed funds increased $138,329,000. The net interest margin was 3.62% for the first six months of 2023, down from 3.74% in the corresponding period of 2022. The interest rate spread decreased 0.46%, as the average rate on interest-bearing liabilities was higher by 1.19% while the average yield on earning assets increased 0.73%.

●	Effective January 1, 2023, C&N adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326), as modified by subsequent ASUs, that required a change in accounting for credit losses on loans receivable from an incurred loss methodology to an expected credit loss methodology commonly referred to as “CECL.” Effective January 1, 2023, C&N recorded adjustments resulting from adopting CECL which increased the ACL on loans $2,104,000, increased the allowance for credit losses on off-balance sheet exposures $793,000, increased loans receivable $806,000, and decreased retained earnings (stockholders’ equity) $1,652,000. For the six months ended June 30, 2023, the provision for credit losses was $460,000, a reduction in expense of $739,000 from the first six months of 2022. The provision for the first six months of 2023 included a provision related to loans receivable of $524,000, partially offset by a credit related to off-balance sheet exposures of $64,000. The provision related to loans receivable was mainly attributable to loan growth, as the ACL as a percentage of gross loans receivable was 1.05% at June 30, 2023 as compared to 1.08% at January 1, 2023 upon the initial adoption of CECL.

●	Noninterest income totaled $12,244,000 in the first six months of 2023, down $407,000 from the total for the first six months of 2022. Significant variances included the following:

➢	Net gains from sale of loans of $213,000 decreased $389,000, reflecting a reduction in volume of residential mortgage loans sold.

➢	Brokerage and insurance revenue of $795,000 decreased $293,000 due to lower volume of new transactions.

➢	Loan servicing fees, net, of $312,000 decreased $256,000, as the fair value of servicing rights decreased $95,000 in the first six months of 2023 as compared to an increase of $152,000 in the first six months of 2022.

➢	Other noninterest income of $2,358,000 increased $314,000 as dividends on FHLB-Pittsburgh stock totaled $507,000, an increase of $279,000.

●	Noninterest expense totaled $37,809,000 for the first six months of 2023, an increase of $3,884,000 from the total for the first six months of 2022. Significant variances included the following:

➢	Other noninterest expense of $5,886,000 increased $1,551,000. Within this category, significant variances included the following:
◾	Other operational losses totaled $171,000 in the first six months of 2023 as compared to a net reduction in expense of $182,000 in the first six months of 2022. Most of the reduction in expense in 2022 was related to Trust Department tax compliance matters.
◾	Legal fees totaled $513,000 in the first six months of 2023, an increase of $293,000, mainly due to fees incurred related to non-litigation-related corporate matters.
◾	In the six-month period ended June 30, 2023, the allowance for disallowed SBA claims decreased $35,000, resulting in a reduction in expense of the same amount, reflecting better than previously estimated claims experience. In comparison, in the first six months of 2022, the allowance for disallowed SBA claims decreased $290,000, resulting in a decrease in expense of $290,000. At June 30, 2023, the allowance for disallowed SBA claims, which was included in other liabilities, was $55,000.
◾	FDIC insurance expense increased $242,000, reflecting the impact of the increase in base deposit insurance assessment rate previously described.
➢	Salaries and employee benefits expense of $22,204,000 increased $1,332,000, including an increase in base salaries expense of $1,168,000, or 8.6%.

➢	Professional fees of $1,501,000 increased $532,000, including $389,000 of conversion costs related to a change in Wealth Management platform for providing brokerage and investment advisory services.

➢	Data processing and telecommunications of $3,836,000 increased $493,000, including the impact of increases in software licensing and maintenance costs as well as costs related to enhancements of data management capabilities.

➢	Pennsylvania shares tax expense of $807,000 for the first six months of 2023 is lower by $169,000, consistent with a reduction in C&N Bank’s equity that provides the base for determining the annual tax.

Other Information:

Changes in other unaudited financial information are as follows:

●	Total assets amounted to $2,470,780,000 at June 30, 2023, up from $2,429,872,000 at March 31, 2023 and $2,410,718,000 at June 30, 2022.

●	The amortized cost of available-for-sale debt securities decreased to $507,132,000 at June 30, 2023 from $527,589,000 at March 31, 2023 and $572,794,000 at June 30, 2022. The fair value of available-for-sale debt securities at June 30, 2023 was lower than amortized cost basis by $61,437,000, or 12.1%. In comparison, the aggregate unrealized loss position was $54,775,000 (10.4%) at March 31, 2023 and $45,957,000 (8.0%) at June 30, 2022. The unrealized decrease in fair value of the portfolio has resulted from an increase in interest rates. Management reviewed the available-for-sale debt securities as of June 30, 2023 and concluded there were no credit-related declines in fair value and that the unrealized losses on all of the securities in an unrealized loss position are considered temporary.

●	Gross loans receivable totaled $1,814,510,000 at June 30, 2023, an increase of $69,371,000 (4.0%) from total loans at March 31, 2023 and an increase of $156,906,000 (9.5%) from total loans at June 30, 2022. In comparing outstanding balances at June 30, 2023 and 2022, total commercial loans were up $105.8 million (8.5%), reflecting growth in nonowner occupied commercial real estate loans of $87,190,000, owner occupied commercial real estate loans of $15,358,000 and other commercial loans of $3,282,000. Total residential mortgage loans were up $46,206,000 (12.9%) and total consumer loans increased $4,870,000 (9.5%). The outstanding balance of residential mortgage loans originated and serviced by C&N that have been sold to third parties was $318.3 million at June 30, 2023, down $18.4 million (5.5%) from June 30, 2022.

●	At June 30, 2023, the recorded investment in non-owner occupied commercial real estate loans for which the primary purpose is utilization of office space by third parties was $95,644,000, or 5.3% of gross loans receivable. At June 30, 2023, within this segment there was one loan with a recorded investment of $1,381,000 in nonaccrual status with a specific allowance of $98,000. The remainder of the non-owner occupied commercial real estate loans with a primary purpose of office space utilization were in accrual status with no specific allowance at June 30, 2023.

●	Total nonperforming assets as a percentage of total assets was 0.58% at June 30, 2023, down from 0.60% at March 31, 2023 and 0.62% at June 30, 2022. Total nonperforming assets were $14.5 million at June 30, 2023, down from $14.6 million at March 31, 2023 and $14.8 million at June 30, 2022. At June 30, 2023, total loans receivable individually evaluated with an allowance were $5,785,000, with specific allowances (included in the total ACL on loans receivable) totaling $720,000. In comparison, at March 31, 2023 loans individually evaluated with an allowance totaled $5,802,000 with specific allowances totaling $895,000, and at June 30, 2022 loans individually evaluated with an allowance totaled $3,392,000 with specific allowances totaling $427,000.

●	Deposits totaled $2,010,118,000 at June 30, 2023, up $94,078,000 (4.9%) from $1,916,040,000 at March 31, 2023, including an increase of $55,536,000 in brokered deposits to $70,653,000 at June 30, 2023 from $15,117,000 at March 31, 2023. Total deposits, excluding brokered deposits, were up $38,542,000 (2.0%) at June 30, 2023 from March 31, 2023. Total deposits were up $45,848,000 (2.3%) at June 30, 2023 as compared to June 30, 2022, including an increase in brokered deposits of $34,679,000. At June 30, 2023, C&N’s estimated uninsured deposits totaled $605.8 million, or 29.9% of the Bank’s total deposits, down from $613.9 million or 31.7% of the Bank’s total deposits at March 31, 2023. Included in uninsured deposits are deposits collateralized by securities (almost exclusively municipal deposits) totaling $173.0 million, or 8.5% of the Bank’s total deposits at June 30, 2023.

●	C&N maintained highly liquid sources of available funds totaling $1.1 billion at June 30, 2023, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $725.4 million, unused availability on the Federal Reserve Bank of Philadelphia’s discount window of $21.9 million, available federal funds lines with other banks of $95 million and available-for-sale debt securities with a fair value in excess of collateral obligations of $257.5 million. At June 30, 2023, available funding from these sources totaled 181.6% of uninsured deposits, and 254.1% of uninsured and uncollateralized deposits.

●	The outstanding balance of borrowed funds, including Federal Home Loan Bank advances, repurchase agreements, senior notes and subordinated debt, totaled $186,153,000 at June 30, 2023, down from $231,512,000 at March 31, 2023 and up from $166,119,000 at June 30, 2022. Federal Home Loan Bank borrowings maturing overnight or within 3 months decreased to $30,500,000 at June 30, 2023 from $91,000,000 at March 31, 2023 and $88,500,000 at June 30, 2022.

●	Total stockholders’ equity was $248,117,000 at June 30, 2023, down from $255,568,000 at March 31, 2023 and $258,619,000 at June 30, 2022. Within stockholders’ equity, the portion of accumulated other comprehensive loss related to available-for-sale debt securities was $48,536,000 at June 30, 2023, $43,271,000 at March 31, 2023 and $36,307,000 at June 30, 2022. The volatility in stockholders’ equity related to accumulated other comprehensive loss from available-for-sale debt securities has been caused by significant fluctuations in interest rates including overall significant increases in rates as compared to market rates when most of C&N’s securities were purchased. Accumulated other comprehensive loss is excluded from C&N’s regulatory capital ratios.

●	On July 11, 2023, C&N announced that it had completed the treasury stock repurchase program that began in February 2021. The Board of Directors has not announced a new treasury stock repurchase program, though the Board may consider doing so in the future depending on market conditions. Cumulatively, C&N repurchased 1,000,000 shares of common stock for a total cost of $23,086,000, at an average price of $23.09 per share. For the three months ended June 30, 2023, 237,187 shares were repurchased for a total cost of $4,635,000, at an average price of $19.54 per share. For the six months ended June 30, 2023, 314,617 shares were repurchased for a total cost of $6,297,000, at an average price of $20.01 per share. At June 30, 2023, there were 10,683 shares available to be repurchased under the program, all of which were repurchased in July 2023.

●	Citizens & Northern Bank is subject to various regulatory capital requirements. At June 30, 2023, Citizens & Northern Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. Management expects the Bank to remain well-capitalized for the foreseeable future.

●	Trust assets under management by C&N’s Wealth Management Group amounted to $1,154,728,000 at June 30, 2023, up 2.4% from $1,127,439,000 at March 31, 2023 and 9.4% from $1,055,290,000 at June 30, 2022. Fluctuations in values of assets under management reflect the impact of market volatility.

●	Under U.S. GAAP, interest income on tax-exempt securities and loans are reported at their nominal amounts, with the tax benefit accounted for as a reduction in the income tax provision. C&N presents certain analyses and ratios with net interest income determined on a fully taxable-equivalent basis, which are non-GAAP financial measures as presented. C&N believes presentation of net interest income on a fully taxable-equivalent basis provides investors with meaningful information for purposes of comparing the returns on tax-exempt securities and loans with returns on taxable securities and loans. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP was $239,000, $269,000 and $312,000 for the second quarter 2023, first quarter 2023 and second quarter 2022, respectively. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP was $508,000 for the six months ended June 30, 2023 and $614,000 for the six months ended June 30, 2022.

Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, headquartered in Wellsboro, Pennsylvania which operates 29 banking offices located in Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan, Tioga, York and Lancaster Counties in Pennsylvania and Steuben County in New York, as well as a loan production office in Elmira, New York. Citizens & Northern Corporation trades on NASDAQ under the symbol “CZNC.” For more information about Citizens & Northern Bank and Citizens & Northern Corporation, visit www.cnbankpa.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; recent adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, sources of liquidity and capital funding, and regulatory responses to these developments (including potential increases in the cost of deposit insurance assessments); C&N’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in C&N’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; information security breach or other technology difficulties or failures; changes in accounting principles, or the application of generally accepted accounting principles; failure to achieve merger-related synergies and difficulties in integrating the business and operations of acquired institutions; and the effect of the novel coronavirus (COVID-19) and related events. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.